               ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT

Wells Fargo Funds Management, LLC ("WFFM") and Wells Fargo Funds Distributor, LLC ("WFFD") serve as the investment adviser and the principal underwriter for the Wells Fargo Funds (the "Funds"), respectively. WFFM and WFFD shall together be referred to as "Wells Fargo". Wells Fargo and American United Life Insurance Company ("AUL") and OneAmerica Securities, Inc. ("OAS"), as applicable ("Company"), hereby agree that Company will provide shareholder services and may provide sub-accounting, record-keeping, and other administrative services with respect to Company's clients ("Clients") that own shares ("Shares") of the Funds, subject to the terms of this Administrative and Shareholder Services Agreement ("Agreement"), which shall be dated and effective as of August 1, 2018.

SECTION 1. TERMS AND CONDITIONS APPLICABLE TO THE SERVICING OF THE FUNDS

      a.    Orders

            (i) Company agrees to make available Shares of the Funds (including classes thereof) only at the public offering price described in the then-current Prospectus and Statement of Additional Information (including any supplements, stickers or amendments thereto) relating to the applicable Fund (or, as appropriate, class thereof), as filed with the U.S. Securities and Exchange Commission ("SEC") (collectively, the "Prospectus"). All orders shall be effected in accordance with the Prospectus.

            (ii) Company agrees that it is acting as principal for Company's own account or is authorized to carry out and transmit all transactions in Shares executed by Company's Clients, and is not an agent, representative, or partner of Wells Fargo or any of the Funds.

            (iii) In the case of any redemption of Shares, Wells Fargo or the applicable Fund shall pay to Company, and Company will pay as redemption proceeds to Clients the net asset value, minus any applicable redemption fee or contingent deferred sales charge ("CDSC"), determined after receipt of the order as discussed in the Prospectus. Company agrees not to repurchase any Shares from its Clients at a price other than that next determined by a Fund for redemption (I.E., at the net asset value of such Shares, less any applicable redemption fee or contingent deferred sales charge), in accordance with the Fund's Prospectus.

            (iv) If payment for Shares purchased by Company for a Client is not received by WFFD within the time customary or the time required by law for such payment, Company shall forfeit its right to any compensation with respect to such order, and WFFD reserves the right, without notice, to cancel the purchase order, or, at its option to present the Shares purchased back to the Fund for redemption, in which case WFFD may hold Company responsible for any loss, including loss of profit, suffered by WFFD or the Fund resulting from Company's failure to make payment. All orders are subject to acceptance by WFFD in its sole discretion.

            (v) Company may place orders through the National Securities Clearing Corporation ("NSCC") in accordance with Schedule A provided, however, that Company is a member of NSCC and agrees to be governed by applicable NSCC rules and procedures.

      b.    Duties of Company

            (i) Company agrees to perform the services outlined in Schedule B1. If Company serves as a sub- transfer agent, Company will also perform the administrative and recordkeeping services outlined in Schedule B2. Company shall not provide distribution services primarily intended to result in the sale of Shares, unless Company is a broker-dealer registered with the Financial Industry Regulatory Authority ("FINRA"), a "bank" as defined in the Securities Exchange Act of 1934 or otherwise exempt from registration as a broker-dealer.

            (ii) Company agrees to maintain records of all purchases and sales of Shares made through Company to the extent required by applicable law, rule or regulation and to furnish Wells Fargo with copies of such records upon request. Additionally, Company agrees to provide Wells Fargo and the Funds with any shareholder information requested pursuant to Schedule C.

            (iii) Company agrees to date and time stamp all orders for the purchase or sale of Shares received by Company, and to promptly forward such orders to Wells Fargo in time for processing at the public offering price next determined after receipt of such orders by Company, in each case as described in the applicable Prospectus. Company represents that it has procedures in place reasonably designed to ensure that orders received by Company are handled in a manner consistent with Rule 22c-1 under the Investment Company Act of 1940, as amended, and any SEC staff positions or interpretations issued thereunder. Company agrees to furnish proof of such date and time stamped orders to Wells Fargo when reasonably requested.

            (iv) Company agrees that it shall assume responsibility for any loss to the Fund caused by a correction to any order placed by Company or any ineligible "as of" trades that are made subsequent to the trade date for the order, to the extent such order correction or as of trades were not caused by any negligence of Wells Fargo. Company further agrees that it will immediately pay such loss to the Fund upon notification.

            (v) Company agrees that all expenses incurred by it in connection with its performance under this Agreement will be borne by Company.

            (vi) Company agrees to inform its Clients of applicable sales charge discount opportunities, where applicable, and to inquire about other qualifying holdings that might entitle its Clients to receive such discounts. Wells Fargo and the Funds have no obligation whatsoever to ensure that Company is appropriately seeking or applying such discounts. Company will, upon request, provide Wells Fargo with information about each Client that beneficially owns more than five percent of a Fund's then-outstanding Shares.

      c.    Company Compensation

            (i) Company compensation, if any, on sales of Shares will be as provided in the Prospectus. Company agrees that each Fund may, without prior notice, suspend or eliminate the payment of any compensation, by amendment, sticker or supplement to the then-current Prospectus for such Fund. Wells Fargo shall have no obligation to pay any compensation to Company for the sale of Shares of a Fund until Wells Fargo receives the related compensation from the Fund, and Wells Fargo's liability to Company for such payments is limited solely to the related compensation that Wells Fargo receives from such Fund.

            (ii) Company may be entitled to receive ongoing shareholder servicing fees to the extent provided in the applicable Prospectus. To the extent Wells Fargo waives any payments payable to Wells Fargo under a shareholder servicing plan, the amounts payable to Company will be reduced accordingly. Company acknowledges that service fees may be discontinued or reduced at any time by Wells Fargo and/or the Funds. In determining the amount payable to Company hereunder, Wells Fargo reserves the right to exclude any assets which it determines are attributable to sales not made in accordance with the terms of the Prospectus and provisions of this Agreement.

            (iii) Company may be entitled to receive additional compensation from Wells Fargo as described in Schedule B2 hereof.

            (iv) Wells Fargo reserves the right not to pay any compensation more than six (6) months in arrears in respect of purchases, accounts and/or assets that were not timely identified as eligible for compensation pursuant to this Agreement.

            (v) Compensation shall be payable monthly, provided that Company shall not be entitled to compensation in any month that the total consideration payable to Company under this Agreement does not exceed $100. Any compensation not payable in a given month will be payable at the next month's invoice, given said invoice is over $100.00 and/ or the total of the previous month's total plus the current month's total are equal to or greater than $100.00.

      d.    Pricing Errors

            Adjustments and/or payments shall be made to each account consistent with the Funds' net asset value error correction policies in the event of any error in the determination of the price of Shares. Wells Fargo shall not, nor shall any Fund, be responsible for payment of any costs of reprocessing account holdings or values or costs of reprocessing individual Client transactions arising out of a pricing error.

SECTION 2. COMPANY REPRESENTATIONS AND WARRANTIES

      a. In addition to the representations and warranties found elsewhere in this Agreement, Company represents and warrants that:

            (i) It is empowered under applicable laws and by Company's organizational documents to enter into this Agreement and perform all activities and services of Company provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting Company's ability to perform under this Agreement.

            (ii) It has, and will maintain during the term of this Agreement, appropriate blanket bond insurance policies covering any and all acts of Company's partners, directors, officers, employees, and agents adequate to reasonably protect and indemnify Wells Fargo, the Funds and their respective employees, officers and directors against any loss which they may suffer or incur, directly or indirectly, as a result of any act or omission by Company or Company's partners, directors, officers, employees and agents.

            (iii) It will be bound by and comply with all applicable federal and state laws and all rules and regulations promulgated thereunder generally affecting the sale or distribution of mutual fund shares or classes of such shares and will adopt, implement and maintain during the term of this Agreement such policies, procedures and internal controls as are necessary to ensure compliance therewith.

            (iv) It will comply with the applicable terms of the then-current Prospectus.

            (v) Neither it nor any of its partners, directors, officers, employees, and agents is authorized to give any information or make any representations concerning Shares of any Fund except those contained in the Fund's Prospectus or in materials provided by Wells Fargo.

            (vi) It will only use sales literature, sales bulletins and advertising relating to the Funds that are supplied by Wells Fargo, or are approved in writing by Wells Fargo in advance of their use. Such approval may be withdrawn by Wells Fargo in whole or in part upon notice to Company, and Company shall, upon receipt of such notice, immediately discontinue the use of such sales literature, sales bulletins and advertising. Company is not authorized to modify or translate any such materials without Wells Fargo's prior written consent.

            (vii) It is a "financial institution" as defined in 31 U.S.C. 5312(a)(2) or (c)(1) and is regulated by a "Federal functional regulator" as defined in 31 CFR ss.103.120(a)(2).

      b.    If any of the representations or warranties set forth in this
Section 2 at any time ceases to be true, Company shall promptly notify Wells Fargo of this fact. Such notice shall be provided in accordance with Section 9.

SECTION 3. ANTI-MONEY LAUNDERING RESPONSIBILITY

      a. Company represents and warrants that it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations of the Bank Secrecy Act and applicable guidance issued by the SEC and the guidance and rules of the applicable exchange and FINRA. Company agrees to immediately notify in writing the Anti-Money Laundering Compliance Officer of WFFD, and shall provide pertinent Client information as permitted by Section 314(b) of the USA PATRIOT Act, if it becomes aware of any suspicious activity, pattern of activity or any activity that may require further review to determine whether it is suspicious in connection with the Funds.

      b. Company will take all reasonable and practicable steps to ensure that it does not accept or maintain investments in any Fund, directly or indirectly from a person or entity (A) who is subject to sanctions administered by the U.S. Office of Foreign Assets Control ("OFAC"), (B) is included in any executive order or is on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or (C) whose name appears on such other lists of prohibited persons and entities as may be mandated by applicable U.S. law or regulation. If Company becomes aware that it is holding property in which a Client subject to a sanctions regime has a beneficial interest, Company will take all appropriate steps to block such beneficial interest and report it to OFAC to the extent and in the manner required by applicable law.

SECTION 4. PRIVACY

      Company agrees that it will adopt and implement procedures to comply with the Gramm-Leach-Bliley Act and all other federal and state laws and regulations governing the privacy and security of customer information, including SEC Regulation S-P. The most current version of the Funds' privacy policy may be obtained at www.wellsfargofunds.com.

SECTION 5. RIGHT TO AUDIT AND ACCESS

      Upon reasonable request and notice to Company, Wells Fargo will be permitted to audit Company information, controls and procedures designed to fulfill its duties and responsibilities under this Agreement and/or granted reasonable access to Company's personnel and records to allow Wells Fargo to assess the quality and nature of services provided by Company and verify amounts payable or owed, under this Agreement. Wells Fargo and its representatives must comply with all reasonable security and confidentiality procedures established by Company. Company will, upon request, provide Wells Fargo with a third party audit report to demonstrate testing of Company's operational controls (e.g. SSAE-16, SOC-1, FICCA, etc.).

SECTION 6. INDEMNIFICATION

      a. Neither Wells Fargo nor Company shall be liable to the other except for (1) acts or failure to act which constitute willful misconduct, bad faith or negligence and (2) obligations expressly assumed under this Agreement. In addition, Company agrees to indemnify, defend and hold Wells Fargo, the Funds and their respective employees, officers and directors harmless from any claim, damage, loss or expense on account of acts or failure to act which constitute willful misconduct, bad faith or negligence by Company or Company's partners, directors, officers, employees or agents in connection with the discharge of Company's responsibilities under this Agreement or breach of any of its representations or warranties contained in this Agreement. If such claims are asserted, the indemnitee(s) shall have the right to manage their own defense, including the selection and engagement of legal counsel, and all costs of such defense shall be borne by Company.

      b. Wells Fargo agrees to comply with all laws and regulations applicable to the offer and sale of Shares of the Funds and will indemnify and hold Company and its employees, officers, and directors harmless from any claim, damage, loss or expense on account of acts or failure to act which constitute willful misconduct, bad faith or negligence by Wells Fargo, its representatives, agents or sub-agents in connection with this Agreement or any misrepresentation contained in the Prospectus or sales literature, sales bulletins and advertising supplied by Wells Fargo.

      c. Company agrees to notify Wells Fargo, within a reasonable time, of any claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Company or its partners, affiliates, officers, directors, employees or agents.

SECTION 7. TERMINATION; AMENDMENT

      a. Either party may terminate the Agreement effective immediately upon delivery of written notice to the other party. This Agreement will terminate automatically in the event of its assignment, except for an assignment by Wells Fargo to an entity controlling, controlled by or under common control with the assignor (an "affiliate assignment"). In the event of an affiliate assignment, the assignee shall automatically be bound by all of the provisions of this Agreement.

      b. Any provision of this Agreement may be amended by Wells Fargo at any time upon written notice to Company. This Agreement supersedes and cancels any prior agreement with respect to the sales of Shares of any of the Funds.

SECTION 8. GOVERNING LAW

      This Agreement shall be governed and construed in accordance with the laws of the State of California, without reference to choice-of-law principles thereof.

SECTION 9. NOTICES

      Unless otherwise agreed to by both parties, all notices under this Agreement will be given in writing to Wells Fargo at its offices, located at:

                          Wells Fargo Funds Distributor, LLC
                          Attn: Contracts & Agreements
                          100 Heritage Reserve
                          Menomonee Falls, WI 53051

All notices to Company shall be given or sent to Company at Company's address shown below.

                           American United Life Insurance Company, Inc.
                           ATTN: Terry Burns
                           One American Square
                           P.O. Box 368
                           Indianapolis, IN 46206-0368

         *****THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK*****

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.


WELLS FARGO FUNDS MANAGEMENT, LLC         WELLS FARGO FUNDS DISTRIBUTOR, LLC

/s/ Erdem Cimen                           /s/ Wayne S. Badorf
--------------------------------------    --------------------------------------
Erdem Cimen, Senior Vice President        Wayne S. Badorf, President


AMERICAN UNITED LIFE INSURANCE COMPANY

                       By /s/ Terry W. Burns
                          -----------------------------------------------------
                       Name: Terry W. Burns
                             --------------------------------------------------
                       Title: Assistant Vice President
                              -------------------------------------------------
                       Date: 8/24/18
                             --------------------------------------------------
                       Address: P.O. Box 368
                                -----------------------------------------------
                       Indianapolis, IN 46206
                       --------------------------------------------------------
                       Telephone: (317) 285 - 1618
                                  ---------------------------------------------
                       Facsimile: (317) 285 - 1488
                                  ---------------------------------------------
                       TAX ID #:
                                  ---------------------------------------------


ONEAMERICA SECURITIES, INC.


                       By /s/ Matthew T. Fleetwood
                          -----------------------------------------------------
                       Name: Matthew T. Fleetwood
                             --------------------------------------------------
                       Title: President
                              -------------------------------------------------
                       Date: 8/24/18
                             --------------------------------------------------
                       Address: P.O. Box 1974
                                -----------------------------------------------
                       Indianapolis, IN 46204
                       --------------------------------------------------------
                       Telephone: (317) 285 - 1106
                                  ---------------------------------------------
                       Facsimile: (317) 285 - 4050
                                  ---------------------------------------------
                       TAX ID #:  35 - 1159900
                                  ---------------------------------------------

                                   SCHEDULE A

                              OPERATING PROCEDURES

WFFD understands and agrees that orders for purchases and redemptions pursuant to this Agreement may be placed by use of the NSCC-Fund/SERV system. The procedures to be followed by Company are as set forth below. In the event of a discrepancy between the terms of a Fund's Prospectus and this Schedule A, the particular Fund's Prospectus will govern. Unless otherwise defined below, all capitalized terms have the meanings specified in the Agreement of which this
Schedule is a part.

PROCEDURES FOR TRANSACTIONS CONDUCTED VIA NSCC-FUND/SERV:

(a) On each day that the New York Stock Exchange ("NYSE") is open for trading ("Business Day"), Company represents and warrants that all orders for the purchase, exchange or redemption of Fund shares transmitted to Fund/SERV for processing on or as of a given Business Day ("Day 1") shall have been received by Company prior to the regular close of trading on the NYSE (the "Cutoff Time") on Day 1. Such orders shall receive the share price next calculated following the Cutoff Time on Day 1. Company represents and warrants that orders received by Company after the Cutoff Time on Day 1 shall be treated by Company and transmitted to Fund/SERV as if received on the next Business Day ("Day 2"). Such orders shall receive the share price next calculated following the Cutoff Time on Day 2. Company represents that it has systems in place reasonably designed to prevent orders received after the Cutoff Time on Day 1 from being executed with orders received before the Cutoff Time on Day 1.

(b) By 6:00 p.m. Eastern Time on each Business Day, Company will use its best efforts to notify WFFD, either verbally or by electronic mail, of purchases and redemptions of $1,000,000 or more for each Fund.

(c) On each Business Day on which Company receives instructions prior to the Cutoff Time, Company shall transmit to WFFD via the NSCC Fund/SERV system purchase and redemption instructions for all Clients of Company. Company further agrees to utilize NSCC DCC&S cycles for eligible trades only. WFFD reserves the right to reverse any trades sent in DCC&S that are not eligible for DCC&S processing. Costs associated with these trade reversals will be borne by Company. In situations where Company is unable to transmit these trades on trade date due to system malfunctions, Company may call in the instructions by no later than 9:00 a.m. Eastern Time on the Business Day following the trade date for such orders; such instructions will still be effected at the net asset value for the previous Business Day on an "as of" basis. These "as-of" trades will require a medallion guaranteed letter of indemnity to be sent to the Funds' Transfer Agent, via facsimile no later than 9:30 a.m. Eastern Time. In such cases, Company agrees to reimburse each Fund for any loss incurred by that Fund or dilution caused to that Fund promptly upon demand. If Company utilizes the extension permitted by this paragraph more than twice in any three month period, WFFD reserves the right to terminate this Agreement and revoke the trading arrangements described herein.

(d) The Fund reserves the right, in its sole discretion, to reject, reverse or reprice the orders (notwithstanding the fact that Company may have received Fund/SERV confirmation of the orders) and Company will be responsible for reimbursement of any loss sustained by the Fund that may arise out of the improper transmittal of such orders.

(e) Company shall segregate purchase instructions by sales charge discount category consistent with the terms of the Funds' Prospectus. In applying sales charges, Company shall take into account other assets eligible for linking pursuant to rights of accumulation, concurrent purchases, aggregating accounts and letters of intent, each as described in the Funds' Prospectus. In the case of redemption instructions, Company shall disburse or credit to Clients all proceeds of redemptions of Shares of each Fund and all dividends and other distributions not reinvested in Shares of each Fund net of any applicable CDSCs.

(f) Where Company is performing the services in Schedule B2, Company shall perform all applicable CDSC tracking, collection, and reporting (E.G., Distributor Liability Reports) and provide that information to Wells Fargo on a monthly basis.


One America AS 08 23 18 (final)(002)

                                  SCHEDULE B1

                     DISTRIBUTION AND SHAREHOLDER SERVICES

Company acknowledges that the Funds have adopted shareholder servicing arrangements for various classes of their Shares, as described in the then-current Prospectus. Company agrees to perform the following shareholder services, consistent with the arrangements adopted for particular classes of Shares. By Company's acceptance of any payments for shareholder services, Company represents that it is providing to Clients such services, and any other assistance as may from time to time be reasonably requested by Wells Fargo. Such services include, but are not limited to:

1 Establish and maintain accounts relating to Clients that invest in Shares, 2 Answer Client inquiries regarding account status and history, and the manner in which purchases, exchanges and redemptions of Shares may be effected;
3 Assist Clients in designating and changing dividend options (as available), account designations and addresses;
4 Process and verify purchase, redemption and exchange transactions;
5 Process and verify the wiring or other transfer of funds to and from Client accounts in connection with Client orders to purchase or redeem Shares;
6 Provide necessary personnel and facilities to establish and maintain Client accounts and records and respond to questions with respect to the Funds; and 7 Provide such other shareholder liaison or related services as the Funds or a Client may reasonably request.

                                               SHAREHOLDER        12B-1
         WELLS FARGO FUNDS SHARE CLASS        SERVICING FEE*       FEE*
         ---------------------------------   ----------------   --------
         Admin -- Equity & Fixed Income            25 bps         0 bps
         R - Equity & Fixed Income                 25 bps        25 bps

--------
* The rates recited are current as of the date of this Agreement. Company shall refer to the Fund(s)' then current Prospectus(es) for the most current rates.

The compensation shall be payable monthly, provided that WFFD and/or WFFM shall not be required to pay Company in any month that the total consideration payable to Company under this Agreement does not exceed $100.

                                  SCHEDULE B2
                            ADMINISTRATIVE SERVICES

Company agrees to perform the following administrative services. Payment for such services shall be made by WFFM or an affiliate in amounts outlined below, if any. By Company's acceptance of any payments for administrative services, Company represents that it is providing to Clients such services, and any other assistance as may from time to time be reasonably requested by Wells Fargo. Such services include, but are not limited to:

1 Prepare and transmit to each Client periodic statements as required by law;

2 Prepare and issue trade confirmations;

3 Forward or cause to be forwarded to Clients the Fund Prospectuses, periodic financial reports, proxy materials and other Fund communications required by applicable law;

4 Reconcile all Client transactions in each Client Account (including purchases, redemptions, exchanges and reinvestments of dividends and capital gains distributions);

5 Review all Account information provided to it or made available by Wells Fargo and immediately notify Wells Fargo in writing of any discrepancies between the records it maintains and the balances in an Account;

6 Establish one or more master or omnibus accounts per share class per Fund registered in Company or plan name as nominee;

7 Receive and aggregate, where applicable, instructions from Clients and enter trades/exchanges through Fund/SERV, where applicable;

8 Perform the following functions:

      - calculate and apply front-end sales charges pursuant to the then current Prospectus;
      - remit all redemption fees, if applicable, to WFFD on a monthly basis;
      -     remit all CDSCs to WFFD;
      - transmit all CDSC lot and cost basis information to the Fund or contra-broker in relation to transfers;
      - remit all applicable underwriter fees to WFFD; calculate and disburse income dividends and capital gains distributions to Client and record reinvestment of dividends and distributions in shares of the Funds for each Client based on information provided from the Fund;
      - prepare, file and transmit tax reports and returns as required by applicable law;
      -     withhold and remit taxes on dividends and distributions; and
      - maintain comprehensive individual Client records in accordance with applicable law;

9   Maintain records to include:

      -     redemption fees and CDSCs assessed;
      - each purchase, redemption and exchange of Fund shares (including the date, time, share price and lot history for each transaction);
      - reinvested dividends, distributions, capital gains and return of capital;
      -     share balances;
      -     name and address of each Client; and
      - such other information as mutually agreed upon by the parties and to prepare certain reports; and

      10 Apply exchange, market timing and other frequent trading restrictions set forth in the Funds' then-current Prospectuses and SAIs, as outlined in Schedule C, and provide reasonable assistance to the Fund, to the extent feasible, with any other reasonable Fund instructions relating to exchanges, market timing and frequent trading that are communicated to Company.

            WELLS FARGO FUNDS SHARE CLASS      ADMINISTRATIVE SERVICES FEE
            ------------------------------   -------------------------------
            Admin                                          0 bps
            R                                             10 bps
            Money Market Funds                             0 bps

The Company agrees that WFFM shall be responsible for any amount in excess of the standard shareholder servicing fee and/or 12b-1 fee or in excess of the maximum amounts payable under FINRA Rule 2341 and that the Funds shall have no responsibility to pay such fees. The actual amount payable as calculated by Wells Fargo ordinarily will be paid to Company within 15 days of month end.

The Administrative Services Fee is for administrative services only and does not constitute payment for investment advisory or distribution services.

The compensation shall be payable monthly, provided that WFFM shall not be required to pay Company in any month that the total consideration payable to Company under this Agreement does not exceed $100.

WELLS FARGO FUNDS MANAGEMENT, LLC


/s/ Nancy A. Wiser
-----------------------------------------
Nancy A. Wiser, Executive Vice President

                                   SCHEDULE C
                  RULE 22C-2 SHAREHOLDER INFORMATION AGREEMENT

Company agrees that it will comply with any restrictions and limitations on exchanges described in each Fund Prospectus, including any restrictions or prohibitions relating to frequent purchases and redemptions (I.E., market timing).To that end, Company agrees to provide Wells Fargo and the Funds, upon written request, the taxpayer identification number (the "TIN"), if known, of any or all shareholder(s) of the Funds held through an account with Company and the amount, date, name or other identifier of any investment professional(s) associated with the shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account with Company during the period covered by the request.

1. AGREEMENT TO PROVIDE INFORMATION. Company agrees (i) to provide Wells Fargo, promptly upon request, the TIN, if known (or in the case of non-U.S. shareholders, if the TIN is unavailable, the International TIN or other government issued identifier), of any or all shareholder(s) that purchased, redeemed, transferred or exchanged shares through an account with Company, and the amounts and dates of such purchases, redemptions, transfers, and exchanges, in each case during the period covered by the request, and (ii) to use its best efforts to determine, promptly upon request, whether any shareholder identified in information provided pursuant to the foregoing clause (i) is itself a "financial intermediary" as defined in Rule 22c-2 ("indirect intermediary").

      a. PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which identification and transaction information is sought.

      b. FORM AND TIMING OF RESPONSE. Company agrees to transmit the requested information to Wells Fargo and the Funds promptly, but in any event not later than five (5) business days, after receipt of a request. To the extent practicable, the format for any transaction information provided to Wells Fargo and the Funds should be consistent with the NSCC Standardized Data Reporting Format.

      c. LIMITATIONS ON USE OF INFORMATION. Wells Fargo agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Company.

2. AGREEMENT TO RESTRICT TRADING. Company agrees to execute written instructions from Wells Fargo to restrict or prohibit future purchases or exchanges of shares through Company's account, by a shareholder that has been identified by Wells Fargo as having engaged in transactions in Shares that violate policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds. With respect to each indirect intermediary holding Shares through Company's account, Company agrees to, upon further request by Wells Fargo, (i) provide (or arrange to have provided) the identification and transaction information set forth in clause (i) of paragraph 1 above regarding shareholders who hold accounts with any such indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, shares issued by the Funds.

      a. FORM OF INSTRUCTIONS. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the shareholder(s) or account(s) or other agreed-upon information to which the instruction relates.

      b. TIMING OF RESPONSE. Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by Company.

      c. CONFIRMATION BY COMPANY. Company must provide written confirmation to Wells Fargo that instructions have been executed. Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3. DEFINITIONS. For purposes of this Schedule C, the term "shareholder" means:
(i) an indirect intermediary that holds accounts with Company; (ii) the beneficial owner of Shares of a Fund, whether the Shares are held directly or by Company in nominee name; (iii) a retirement plan participant that directs that his or her plan account be invested in a Fund, notwithstanding that the plan may be deemed to be the beneficial owner of the Fund shares; and (iv) the holder of interests in a variable annuity or variable life insurance contract issued by Company to the extent Company invests the proceeds from the sale of such contract in a Fund. The term "written" includes electronic writings and facsimile transmissions.